Exhibit 10.4
MYRIAD GENETICS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Effective: June 2025)

The following is a description of the standard compensation arrangements under which the non-employee directors of Myriad Genetics, Inc. (the “Company,” “our” or “we”) are compensated for their service as directors of the Company, including as members of the various committees of our Board of Directors (the “Board”).

Annual Retainer (all members)	$60,000

Chair of the Board

Committee Chair Compensation
Audit and Finance Committee	$28,000 additional retainer
Compensation and Human Capital Committee	$20,000 additional retainer
Nominating, Environmental, Social and Governance Committee	$20,000 additional retainer
Research and Product Innovation Committee	$28,000 additional retainer

Committee Member Compensation(1)
Audit and Finance Committee	$13,500 additional retainer
Compensation and Human Capital Committee	$10,000 additional retainer
Nominating, Environmental, Social and Governance Committee	$10,000 additional retainer
Research and Product Innovation Committee	$13,500 additional retainer

(1) Other than each Committee Chair

Attendance

Non-employee directors do not receive any fees (other than the retainers outlined above) for attending Board or committee meetings. However, directors are reimbursed for any out-of-pocket costs and expenses incurred in attending Board and committee meetings.

Equity Awards

Under our 2017 Employee, Director and Consultant Equity Incentive Plan (as amended, the “2017 Plan”), non-employee directors may receive an award of equity in the Company. As recommended and determined by our Compensation and Human Capital Committee, and approved by our Board, we may grant to each non-employee director equity awards under the 2017 Plan (a) upon his or her initial appointment to the Board and/or (b) on the date of each annual meeting of stockholders; provided, however, that if a newly appointed director receives an equity award upon his or her initial appointment to the Board, such director will receive a prorated equity award on the date of the next annual meeting of stockholders. The prorated equity award will be calculated by dividing the number of days that such director has served as a director of the Company prior to the date of the next annual meeting of stockholders by 365, as illustrated below. Except in the case of a prorated equity award for a newly appointed director or as otherwise determined by the Board, the number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing $350,000 by the NASDAQ closing trading price of our common stock on the date of the applicable annual meeting of stockholders or the date that such new non-employee director is appointed to the Board, as applicable. In the case of a prorated equity award, the number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing the value of the prorated award by the NASDAQ closing trading price of our common stock on the date of the applicable annual meeting of stockholders. By way of illustration, the value of a prorated equity award will be calculated as follows: (y) if a director were appointed to the Board 90 days prior to the date of the next annual meeting of stockholders, such director would receive an equity award equal to approximately $86,301 (i.e., (90/365) * $350,000); and (z) if a director were appointed to the Board 270 days prior to the date of the next annual meeting of stockholders, such director would receive an equity award equal to approximately $258,904 (i.e., (270/365) * $350,000). Notwithstanding the foregoing, in no event will a non-employee director receive equity awards under the 2017 Plan with an aggregate grant date fair value in excess of $500,000 during any calendar year.

Restricted stock, restricted stock units and other equity awards granted to our non-employee directors may vest, in the discretion of the Board and/or Compensation and Human Capital Committee, (1) in the case of awards granted on the date of our annual meeting of stockholders, upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant and (2) in the case of awards granted on the date that a new non-employee director is appointed to the Board, on the date that is one year following the date of such grant. All restricted stock units granted to our non-employee directors will become vested upon a change of control of Myriad or upon their death as provided for under the forms of award agreement for directors under our 2017 Plan.